Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

UNIVERSITY HEALTH CARE, INC.

PASSPORT HEALTH SOLUTIONS, LLC

JUSTIFY HOLDINGS, INC.

AND

EVOLENT HEALTH, INC.

Execution Version

Execution Version

Annexes
Annex A    -        Defined Terms

Execution Version

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), made and entered into as of May 28, 2019, is by and between University Health Care, Inc., d/b/a Passport Health Plan, a Kentucky nonprofit corporation (“Passport”), Passport Health Solutions, LLC, a Kentucky nonprofit limited liability company (“PHS I,” and together with Passport, the “Seller”), Justify Holdings, Inc., a Kentucky corporation (“Buyer”), and Evolent Health, Inc. (“Evolent”). Capitalized terms used herein are defined as set forth in Annex A, attached hereto. Buyer, Seller, and Evolent are sometimes referred to herein individually as a “Party” and jointly as the “Parties.”
RECITALS

A.
Seller operates a business that administers and delivers Medicaid managed care benefits in the Commonwealth of Kentucky through contracts with the Kentucky Cabinet for Health and Family Services (“CHFS”), and a business that administers and delivers managed care benefits in the Commonwealth of Kentucky through a Dual Eligible Special Needs Plans contract with CMS (collectively, the “Business”).

B.
As a result of, amongst other things, Seller’s need for additional capital and Seller’s desire to maintain the Business and not wind it down, Seller has determined that it is in the best interest of its Sponsors, its members and the Commonwealth of Kentucky, and in the furtherance of its overall charitable purposes and the proper administration of its charitable assets, to consider strategic alternatives for the ownership and operation of the Business and the ownership of the Acquired Assets (as defined herein), including the sale of the Acquired Assets to a qualified owner and operator that will continue the Business’ operations primarily in Louisville, Kentucky.

C.
Evolent, through its subsidiaries, provides administrative and management services for the Business pursuant that certain Services Agreement, dated as of December 16, 2015, between Evolent Health LLC and Passport, as amended from time to time (as amended, the “Services Agreement”).

D.
Each Party desires that Seller sell, convey, transfer and assign to Buyer, and that Buyer purchase, acquire and accept from Seller substantially all of the assets of Seller related to the Business, and that Buyer assume certain liabilities of Seller related thereto, all upon and subject to the terms herein.

E.
The Parties also believe that a transaction in which the Buyer acquires the Acquired Assets will allow the Buyer, working with the Sponsors to: (i) further the clinical integration of healthcare delivery platforms in the communities served by the Sponsors; (ii) allow for an increase in the efficiency of the delivery of healthcare services in the Commonwealth of Kentucky; and (iii) sustain and enhance, in particular, the mission of the University of Louisville to further research in medicine, dentistry, nursing and public health matters for the greater good.

AGREEMENT
In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Party hereby agrees as follows:

Article I.
PURCHASE OF ASSETS
Section 1.1    Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Sellers’s right, title and interest to the Acquired Assets. “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges of Seller used or held for use in the Business of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset. Without limiting the generality of the foregoing, the Acquired Assets include the following as of the Closing Date:
(a)    all goodwill with respect to the Business;
(b)    all of the Intellectual Property rights of Seller, including Seller’s Intellectual Property rights in (i) the Records related to the Medicaid Contract, the D-SNP Contract and the Business (for the avoidance of doubt, other than the Excluded Records), including all customer, Enrollee, supplier and service provider lists, all employee records (to the extent permitted by applicable Legal Requirements) and Provider records, and similar information used in Seller’s performance of the Medicaid Contract, the D-SNP Contract and/or the Business, all other contact information, mailing lists and similar files, (ii) Seller’s trade names and trademarks and any variation or forms thereof and (iii) those IP Licenses included in the Assumed Contracts;
(c)    all rights and interests in the Medicaid Contract, the D-SNP Contract, the Services Agreement and all other Contracts, including (i) each Seller Real Property Lease, and (ii) each Contract with a Provider (each a “Provider Contract”, and collectively, the Contracts referred to in this Section 1.1(c), the “Assumed Contracts”);
(d)    all rights to provide services to Enrollees in Seller’s health plans comprising the Business and any other individuals who would be default-assigned to Seller’s health plans from and after the Closing Date if Seller retained the right to serve Enrollees after the Closing, and the corresponding right to receive revenues (and bonuses) payable by payors with respect to such Enrollees (and other individuals);
(e)    all rights with respect to the submission by Passport of a response to the Medicaid RFP and any award to Passport pursuant to the Medicaid RFP, including any right Passport might have to enter into a 2020 Medicaid Contract arising out of a Medicaid RFP award;
(f)    all personal property, furniture, fixtures, improvements, vehicles and equipment located on any leased real property and all other furniture, fixtures, vehicles and equipment, including computer and telecommunications hardware and software and information technology systems;
(g)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;
(h)    all accounts or notes receivable or any other consideration, all rights to payments due or becoming due to Seller under any Assumed Contract, and any security, claim, remedy or other right related to any of the foregoing;

2

(i)    all other debts owing to Seller, all prepaid expenses, advances and deposits in Seller’s possession, all payments in transit to Seller, and all refunds or rebates that may now or hereafter be determined to be owed to Seller;
(j)    all Governmental Authorizations to the extent transferrable pursuant to applicable Legal Requirements and all accreditations to the extent transferable;
(k)    all rights to any security deposit with respect to any Seller Real Property Lease;
(l)    all rights to income, royalties, damages and payments due at or after Closing and all other rights with respect thereto to the extent related to any Acquired Assets;
(m)    all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights of Seller relating to the Acquired Assets or arising under express or implied warranties from suppliers with respect to any Acquired Asset, including, without limitation, any pertaining to the Assumed Contracts, to the fullest extent permitted by applicable Legal Requirement;
(n)    all assets constituting statutory capital and surplus, including cash and cash equivalents in excess of reserves for Taxes not yet due and payable and, following the payment of such Taxes, all cash and cash equivalents in excess of Taxes paid, any bonds, stock and other securities, and any surplus notes issued pursuant to Section 5.15 and outstanding on the Closing Date;
(o)    the Owned Real Property, together with all covenants, rights, options, easements, hereditaments, appurtenances and privileges thereto and all Improvements and the economic incentives associated therewith; and
(p)    all rights of Seller under any insurance policy maintained for the benefit of the Business.
Section 1.2    Excluded Assets. Notwithstanding anything herein to the contrary, the following assets are not intended by the Parties to be a part of the transaction contemplated hereunder, are excluded from the Acquired Assets, and are to be retained by Seller (the “Excluded Assets”):
(a)    all minute books and Sponsor records and seals of Seller, all other documents relating to the organization and existence of Seller, all Tax Returns and Tax Records of Seller (collectively, the “Excluded Records”);
(b)    all Tax‑related identification numbers of Seller;
(c)    all Tax refunds of Seller from Governmental Authorities with respect to any Pre-Closing Tax Period;
(d)    all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of Seller;
(e)    all of Passport’s ownership interest in the Passport Subsidiaries or any other Person (excluding marketable securities included in regulatory capital);
(f)    all Governmental Authorizations and accreditations to the extent not transferable, including any DOI license held by Passport; and
(g)    all rights of Seller under this Agreement or any other Contract executed or delivered by or on behalf of Seller in connection with the transactions contemplated under this Agreement.
Section 1.3    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due all of the Liabilities of Seller arising out of or relating to the Business or the Acquired Assets, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

Section 1.4    Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or become obligated with respect to any other Liability of Seller of any nature whatsoever, and Seller shall retain and shall pay, discharge and perform any Liability of Seller that is not an Assumed Liability (the “Excluded Liabilities”). Excluded Liability means each Liability of Seller that is not an Assumed Liability which shall consist of the following:
(a)    any liabilities of Seller arising or incurred in connection with Seller’s negotiation, preparation and performance of this Agreement, the other ancillary documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants and other professional advisers of Seller and any Transaction Expenses prior to the Effective Time and any indemnification obligations of Seller hereunder;
(b)    any liability owed to Newbridge Development, LLC under that certain Real Estate Purchase Agreement dated April 18, 2017;
(c)    any liability of Seller for a breach or default of an Assumed Contract occurring prior to Closing which breach or default does not arise out of or result from an act or omission of Evolent, Evolent’s Affiliates or any Designated Employee or an act or omission by Seller in reliance on advice of Evolent, any Evolent Affiliate or any Designated Employee;
(d)    any liability for Taxes of Seller; and
(e)    any liabilities relating to or arising out of the Excluded Assets.
Section 1.5    Unassignable Contracts. Seller shall use commercially reasonable efforts to obtain, prior to Closing, all consents and approvals required to the assignment of the Assumed Contracts to Buyer effective as of the Effective Time. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred, novated or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (i) at Closing and effective as of the Effective Time, Buyer will assume and agree to pay, perform and satisfy when due, and indemnify Seller against, the liabilities of Seller under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (ii) the rights and benefits of Seller under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, at Closing and effective as of the Effective Time will be sold, conveyed, transferred and assigned to Buyer and (iii) after Closing and effective as of the Effective Time, Seller will use its commercially reasonable efforts to cooperate with Buyer obtain such necessary approvals, consents or waivers (provided that Seller will not be required to make any payment or offer or grant any accommodation, financial or otherwise, to any third party to obtain any such approval, consent or waiver) and will promptly execute all documents reasonably requested to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer (to the extent stated in any other Section herein) if such approvals, consents or waivers are obtained.
Section 1.6    Purchase Price.
(a)    Consideration. In consideration for the Acquired Assets, Buyer shall (i) pay the Cash Purchase Price in cash in accordance with this Agreement, (ii) shall issue to Seller 30 shares of common stock of Buyer (the “Equity Consideration”), par value $0.01 per share (“Buyer Common Stock”) and (iii) assume the Assumed Liabilities (the foregoing (i)-(iii), is referred to herein as the “Purchase Price”).
(b)    Closing Cash Payments and Issuance of Equity Consideration.
(i)    At or prior to Closing, Evolent or its Affiliates shall deposit cash in Buyer sufficient to pay the Cash Purchase Price.
(ii)    At the Closing, Buyer shall pay, or shall cause to be paid, by wire transfer of immediately available funds, the Cash Purchase Price as follows:

1.	on behalf of Seller, to the Persons owed Transaction Expenses as directed by Seller and pursuant to releases and invoices, in each case, in a form and substance reasonably satisfactory to Buyer; and

2.
an aggregate amount equal to (A) the Cash Purchase Price minus (b) the Transaction Expenses paid by Buyer on behalf of Seller pursuant to Section 1.6(b)(ii), which amount shall be deposited into one (1) or more accounts as designated by Seller by written notice to Buyer not less than three (3) Business Days prior to the Closing Date; and

(iii)    At the Closing, Buyer shall issue to Seller the Equity Consideration, which, following such issuance, will immediately be distributed to the Sponsors as set forth on Exhibit 1.6(b)(iii).
Section 1.7    Allocation. Within thirty (30) days after the Closing, Buyer shall provide Seller with a proposed allocation of the Purchase Price prepared in accordance with Section 1060 of the Code, applicable Treasury Regulations and IRS Form 8594, Asset Acquisition Statement Under Section 1060. Buyer’s proposed allocation shall be deemed final unless Seller shall have been notified by Buyer in writing of any disagreement with Buyer’s proposed allocation within ten (10) days of receiving Buyer’s proposed allocation. The Parties shall make consistent use of the final Purchase Price allocation for all Tax purposes and in any Tax Returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.
Article II.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in Seller Disclosure Schedules, Seller represents and warrants to Buyer and Evolent as of the date hereof and, with respect to Seller Fundamental Representations, as of the Closing as follows:
Section 2.1    Organization and Good Standing. Passport is a Kentucky nonprofit corporation. Passport is duly organized, validly existing and in good standing under the laws of Kentucky and has the corporate power and authority to own, operate or hold under lease its properties and assets and to carry on its business and operations as presently conducted. Each Passport Subsidiary is a nonprofit Kentucky limited liability company. Each Passport Subsidiary is duly organized, validly existing and in good standing under the laws of Kentucky and has the limited liability company power and authority to own, operate or hold under lease its properties and assets and to carry on its business and operations as presently conducted. Seller has caused true, complete and correct copies of its governing documents, as in effect as of the Closing Date, to be delivered to Buyer.
Section 2.2    Authority; No Conflict. Seller has the full corporate power and authority to enter into, and to perform its obligations under this Agreement and any other agreement to be entered into by Seller in connection with the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and any other agreement to be entered into by Seller in connection with the transactions contemplated hereby have been duly and properly authorized by proper corporate action in accordance with applicable Legal Requirements and its Organizational Documents. This Agreement constitutes (and any other agreement to be entered into by Seller in connection with the transactions contemplated hereby will constitute) the lawful, valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights and by general equitable principles. Except as set forth on Schedule 2.2, the execution, delivery and performance of this Agreement and any other agreement to be entered into by Seller in connection with the transactions contemplated hereby will not: (i) violate or conflict with any material provision of, constitute a default or breach of any material contract, lease, agreement, indenture, mortgage, pledge, sublease, option, assignment, permit, license, approval or other commitment to which Seller is a party or is subject to or by which Seller is bound, or any Order; (ii) result in the acceleration or mandatory prepayment of any Indebtedness of Seller; or (iii) result in the creation of any Encumbrance of any kind or the termination or acceleration of any Indebtedness or other obligation of Seller, as such as would not be material to the Business. Except with respect to the Required Permits and Governmental Approvals, no approval, authorization, registration, notice, consent, order or other action of or filing with any Governmental Authority, is required for the execution and delivery by Seller of this Agreement or any other agreement to be entered into by Seller in connection with the transactions contemplated hereby or the consummation by Seller of the transactions contemplated or required hereby or thereby.
Section 2.3    Financial Statements. Seller has delivered to Buyer true and correct copies of the audited statements of admitted assets, liabilities, and capital and surplus, revenue and expenses, changes in capital and surplus, and cash flows of Seller for each the three (3) years ended December 31, 2018 and interim, unaudited statements of admitted assets, liabilities, and capital and surplus, revenue and expenses, changes in capital and surplus, and cash flows for the quarter ended March 31, 2019 (the “Balance Sheet Date” and collectively, the foregoing financial statements are referred to herein as the “Seller Financial Statements”). The Seller Financial Statements were prepared from and are in accordance with the books and records of Seller and present fairly and accurately in all material respects the financial position of Seller, except for the items currently being reviewed by the DOI that are listed on Schedule 2.3, and the results of its operations at the dates and for the periods indicated and have been prepared in conformity with SAP, applied consistently for the periods specified. Except as set forth on Schedule 2.3, Seller has not made any material changes to its accounting methods or practices since the Balance Sheet Date.
Section 2.4    Subsidiaries. Passport is the sole member of PHS I, PHS II and Passport Health Plan Foundation, Inc. Except as provided above, Seller does not have an ownership interest in any other Subsidiary or the right to acquire an ownership interest in any Person other than Buyer, pursuant to this Agreement.
Section 2.5    Assets.
(a)    Except as set forth on Schedule 2.5, Seller owns good and transferable title to all of its assets, free and clear of any Encumbrances.
(b)    All of the assets of Seller are in normal repair and working order, ordinary wear and tear excepted. Such assets are suitable for the purpose for which they are presently used. The Acquired Assets (other than the Excluded Assets) constitute all assets of Seller used or held for use in the Business.
(c)    PHS II owns no assets related to the operation of the Business.
Section 2.6    Taxes. Except as disclosed on Schedule 2.6:
(a)    Seller has filed all federal, state and local Tax Returns required to be filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) that are due and payable to the appropriate Governmental Authorities. Seller has withheld proper and accurate amounts from its employees’ compensation in compliance with all withholding and similar provisions of the Code, including employee withholding and social security Taxes, and all other applicable Legal Requirements. No deficiencies for any of such Taxes have been asserted or, to the Knowledge of Seller, threatened against Seller, and no audit or other Proceeding on or in respect of any such Tax Returns is currently under way, or to the Knowledge of Seller, is threatened. There are no outstanding agreements by Seller for the extension of time for the assessment of any such Taxes. There are no Encumbrances on any of the assets of Seller in respect of Taxes.
(b)    Seller is a tax-exempt organization under Section 501(c)(3) of the Code, and is not a “private foundation” within the meaning of Section 509(a) of the Code. The Internal Revenue Service has not taken, or to the Knowledge of Seller, proposed to take, any action to revoke the tax-exempt status of Seller, and has not announced, or to the Knowledge of Seller proposed to announce, that Seller is a “private foundation” within the meaning of Section 509(a) of the Code.
Section 2.7    Employees and Employee Benefits.
(a)    Schedule 2.7(a) sets forth the following information (to the extent applicable) with respect to Seller’s employees (“Seller Employees”) as of the date set forth therein, including each Seller Employee on leave of absence or layoff status: name, employer, job title, and salary and projected target bonus for the fiscal year ended 2019.
(b)    Schedule 2.7(b) sets forth an accurate, correct and complete list of all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), “employee pension benefit plans” (as defined in Section 3(2) of ERISA), and all other employee benefit plans, programs and arrangements, whether funded or unfunded, qualified or nonqualified, that are maintained or contributed to by Seller for the benefit of the Seller Employees (collectively, “Seller Benefit Plans”).
(c)    Except as disclosed on Schedule 2.7(c), Seller does not maintain, contribute to or have any liability or potential liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Acquired Assets are subject to any Encumbrance under ERISA or the Code regarding, relating to or resulting from the operation of a Seller Benefit Plan.
(d)    All contributions to, and payments from, Seller Benefit Plans required to be made in accordance with the terms of Seller Benefit Plans and applicable Legal Requirements have been or will be timely made. Except as disclosed on Schedule 2.7(d), no Seller Benefit Plan is subject to the funding rules of Section 302 of ERISA or Section 412 of the Code.
(e)    Except as disclosed on Schedule 2.7(e), all Seller Benefit Plans (and all related trust agreements or annuity contracts or any funding instruments) comply currently, and have complied in the past, both as to form and operation, in all material respects, and have been administered in all material respects in accordance with the provisions of ERISA, where applicable, and with the Code and all other applicable Legal Requirements. Except as disclosed on Schedule 2.7(e), Seller Benefit Plans that are pension benefit plans intended to be tax-qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked, nor has revocation been, to the Knowledge of Seller, threatened or, in the case of a prototype or volume submitter plan, are relying on the opinion letter of the volume submitter or prototype plan sponsor.
(f)    All reports, returns and similar documents with respect to Seller Benefit Plans required to be filed by Seller with any Governmental Authority or distributed to Seller Benefit Plan participants have been duly and timely filed or distributed. To the Knowledge of Seller, there are no investigations by any Governmental Authority, termination Proceedings or other claims (except claims for benefits payable in the normal operation of Seller Benefit Plans), suits or other Proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan that could give rise to any material liability of Seller, nor is Seller aware of any facts that could reasonably be expected to give rise to any material liability of Seller in the event of any such investigation, claim, suit or Proceeding.
(g)    Each Seller Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle I of ERISA or Section 4980B of the Code (“COBRA”) has been administered in material compliance with such requirements. Except as disclosed on Schedule 2.7(g), no Seller Benefit Plan provides medical benefits to any current or future retired or terminated employee (or any dependent thereof) of Seller, other than as required pursuant to COBRA.
(h)    To the Knowledge of Seller, no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Seller Benefit Plan and that could subject Seller, or any of its employees, or a trustee, administrator or other fiduciary of any trusts created under any Seller Benefit Plan to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.
(i)    Except as set forth in Schedule 2.7(i), Seller is not a party to any labor contract, collective bargaining agreement, letter of understanding or any other arrangement, formal or informal, with any labor union or organization that obligates Seller to compensate the Seller Employees at prevailing rates or union scale, nor are any of the Seller Employees represented by any labor union or organization. Except as set forth in Schedule 2.7(i), there is no pending or, to the Knowledge of Seller, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court Proceeding or Order related to any of the foregoing, between Seller and any of their present or former employees (or a union), and Seller has no Knowledge of any facts that could reasonably be expected to give rise to the same. Except as set forth in Schedule 2.7(i), there is no pending or, to the Knowledge of Seller, threatened material Proceeding (except claims for benefits payable in the normal operation of Seller Benefit Plans) between Seller and any of the Seller Employees, and Seller has no Knowledge of facts that could reasonably be expected to give rise to any such Proceeding.
Section 2.8    Licenses, Permits and Approvals. Except as set forth on Schedule 2.8, Seller holds material all licenses, permits, certificates, accreditations, consents and approvals that are required from any Governmental Authority or accrediting body to conduct its business and operations as the same are currently being conducted (the “Seller Licenses and Permits”). Each of the Seller Licenses and Permits is in full force and effect, and Seller has not received a notice from any Governmental Authority or accrediting body concerning the revocation, termination, restriction or suspension of any of the Seller Licenses and Permits, and, to the Knowledge of Seller, no such action has been threatened against Seller.
Section 2.9    Legal Proceedings, Orders.
(a)    Except as set forth in Schedule 2.9(a), there are no Proceedings pending (i) by or against Seller or otherwise that relate to the Business and are outside the Ordinary Course of Business or may have a Seller Material Adverse Effect, or (ii) by or against Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
(b)    There are no Orders outstanding against Seller (i) that have had or are reasonably likely to have a Seller Material Adverse Effect; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.
Section 2.10    Compliance with Legal Requirements; Governmental Authorizations.
(a)    Seller is in material compliance with all applicable Legal Requirements and Orders with respect to the ownership and use of the Acquired Assets or otherwise applicable to Seller.
(b)    Except as set forth on Schedule 2.10(b), since January 1, 2018, (i) Seller has not received any notice from any Governmental Authority or an authorized contractor or representative thereof that alleges or asserts any material noncompliance (or that Seller is under investigation or the subject of any inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable Legal Requirements (including, without limitation, applicable Health Care Laws) or Orders, and (ii) Seller has not entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged material noncompliance with any applicable Legal Requirements (including, without limitation, applicable Health Care Laws) and applicable Orders. For the avoidance of doubt, Schedule 2.10(b) shall not include correspondence around corrective action plans received by Seller in the Ordinary Course of Business.
(c)    Seller meets the requirements for participation in, and receipt of payment from, if applicable, the Programs in which it currently participates and is in material compliance with the terms and conditions of all Contracts between Seller and any Governmental Authority related to a Program. No Passport Subsidiary participates in any Program.
(d)    Since January 1, 2016, neither Seller nor, to the Knowledge of Seller, any of their respective officers, directors or employees:  (i) has been or is currently suspended, excluded or debarred from contracting with any Governmental Authority or from participating in any Program or is subject to any pending or threatened Proceeding by any Governmental Authority that could result in such suspension, exclusion, or debarment, (ii) has been assessed a civil monetary penalty under the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) or any regulation promulgated thereunder; (iii) is or has been a party to a corporate integrity agreement or settlement with the Office of the Inspector General of the U.S. Department of Health and Human Services or the U.S. Department of Justice; or (iv) has been convicted of any criminal offense relating, directly or indirectly, to the delivery of any item or service reimbursable under any Program.
(e)    Seller maintains compliance programs designed to meet the requirements of applicable Health Care Laws and applicable compliance program guidance issued by the Office of the Inspector General of the U.S. Department of Health and Human Services.
(f)    Except as set forth on Schedule 2.10(f), or as otherwise disclosed to Buyer, neither Seller nor, to the Knowledge of Seller, any of the Seller Employees has committed a violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. § 1320a-7b, the Stark I and II Laws, 42 U.S.C. § 1395nn, as amended, and the False Claims Act, 31 U.S.C. § 3729, et seq. Seller is, and at all times since January 1, 2016 has been in material compliance with the requirements of HIPAA as of the applicable effective times for such requirements, and Seller has not received any written, or to the Knowledge of the Seller, oral complaint from any Person regarding Seller’s or any of Seller’s respective agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, individually identifiable health related information in violation of applicable Legal Requirements; and (iv) except as set forth on Schedule 2.10(f), with regard to individually identifiable health information, there have not been any breaches of Seller’s computer systems requiring notification to any individuals, customers, Governmental Authorities or the media.
Section 2.11    Insurance. Schedule 2.11 sets forth the insurance policies Seller currently maintains with respect to risks associated with its business. Such policies are in full force and effect, and Seller has paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance.
Section 2.12    Contracts; No Defaults.
(a)    Schedule 2.12(a) lists each of the following Contracts (each a “Material Contract”), including the name of the counterparty to such Contract and the date thereof (and, in the case of any oral or unwritten Contracts, provides a description of the material terms thereof) and organized in a manner consistent with subsections set forth below:
(i)    any Contract (other than any Contract with a Provider or Enrollee) involving payments by or to Seller of at least (i) two hundred fifty thousand dollars ($250,000) during any twelve (12) month period, or (ii) two hundred fifty thousand dollars ($250,000) in the aggregate;
(ii)    any Contract with a Material Vendor;
(iii)    any Contract with a Top Provider;
(iv)    any joint venture, partnership or other similar agreement involving co-investment with a third party to which Seller is a party;
(v)    any Contract involving the sale of any assets of Seller outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by Seller outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;
(vi)    any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness, any guarantee made by Seller in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of Seller;
(vii)    any Contract relating to employment or consulting, including all severance agreements, restrictive covenant agreements, employment agreements and consultant agreements and contracts involving leased employees, independent contractors, management services, or support services;
(viii)    any Contract with any Governmental Authority;
(ix)    any collective bargaining agreement or contract with any labor union;
(x)    any lease for or with respect to real property;
(xi)    any IP License;
(xii)    any Contract with a Sponsor or any Affiliate of any Sponsor;
(xiii)    each third party administrative Contract;
(xiv)    any reinsurance, coinsurance or retrocessation Contract or other Contract involving shared risk arrangements;
(xv)    any Contract with any licensed producer or broker relating to the sale of any health plans offered by Seller;
(xvi)    any Contract that limits the ability of Seller from engaging or competing in any line of business or that provides for any most favored nation provision or equivalent preferential terms (including any provider network agreements), right of first refusal, exclusivity or similar obligations;
(xvii)    any Contract (A) for the administration or management of pharmacy benefits and (B) with a pharmacy or pharmacy company; and
(xviii)    any other Contract that is otherwise material to the Business.
For the avoidance of doubt, no business associate agreement will be considered a Material Contract.
(b)    Each Material Contract is valid and binding and in full force and effect. Neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract, is or since January 1, 2019 has been, in breach or default in any material respect under any Material Contract, and, since January 1, 2018, Seller has not given to, or received from, any other party to any Material Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Material Contract by Seller, or any other party to such Material Contract. There are no renegotiations or, to the Knowledge of Seller, outstanding rights to negotiate, any amount to be paid or payable to or by Seller under any Assumed Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such negotiations. Seller has not released or waived any of its material rights under any Material Contract, which release or waiver remains in effect. True and complete copies of each of the Assumed Contracts have been delivered to Buyer.
Section 2.13    Intellectual Property.
(a)    Seller exclusively owns (beneficially, and of record where applicable) all right, title and interest in and to or has the valid and enforceable right to use pursuant to a valid and enforceable agreement, in each case free and clear of all Encumbrances, all material Intellectual Property used or held for use in the Business (the “Seller Intellectual Property”). The Seller Intellectual Property is not subject to any outstanding Order, contract or Proceeding adversely affecting or that could adversely affect Buyer’s use thereof or rights thereto and to the Knowledge of Seller, and is valid, enforceable and subsisting. Except as provided in Schedule 2.13, Seller has not granted to any Person or authorized any Person to retain any rights in any Seller Intellectual Property.
(b)    To the Knowledge of Seller, the Seller Intellectual Property has not been infringed upon, misappropriated, diluted or otherwise violated and is not infringing upon, misappropriating, diluting or otherwise violating, the Intellectual Property rights of any third party. There is no litigation, objection, claim or other Proceeding pending, asserted or threatened in writing against Seller concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use the Seller Intellectual Property.
(c)    Seller has taken all reasonably necessary actions to maintain the confidentiality, secrecy and value of the Confidential Information and Trade Secrets of Seller included in the Seller Intellectual Property, if any, and neither have been used by or disclosed to any third party, to the Knowledge of Seller, except pursuant to valid and enforceable non-disclosure agreement with commercially reasonable protections of the Confidential Information and Trade Secrets made available to such Person. To the Knowledge of Seller, there has not been any breach by any third party of any confidentiality obligation to Seller with respect to the Confidential Information and Trade Secrets included in the Seller Intellectual Property.
(d)    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer of any Assumed Contracts relating to Seller Intellectual Property, will result in (i) Seller granting to any third party any right with respect to any Seller Intellectual Property; (ii) Buyer or its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business; or (iii) Buyer or its Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by Seller prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not result in the loss of any ownership rights of Seller (or Buyer after the Closing Date) in any Seller Intellectual Property or result in the breach or termination of any Contract to which Seller is a party with respect to any Seller Intellectual Property. The transfer of any data or information collected by or on behalf of Seller in connection with any product and service (including any database thereof) requires no consent from any client, customer, user, employee of Buyer or other Person other than such consent as may be required by Legal Requirements.
(e)    Seller is in compliance in all material respects with the obligations under any agreement pursuant to which Seller has obtained the right to use any third party Software, including Open Source Software, and Seller has purchased a sufficient number of seat licenses for the Software used or held for use by Seller in the Ordinary Course Of Business.
Section 2.14    No Undisclosed Liabilities. To the Knowledge of Seller, Seller does not have any Liabilities that are not shown or provided for in the most recent unaudited financial statements included in the Seller Financial Statements, except for (i) Liabilities that have arisen since the Balance Sheet Date in the in Ordinary Course of Business or (ii) as contemplated by this Agreement or (iii) Liabilities set forth on Schedule 2.14. Except as set forth on Schedule 2.14, Seller does not have any Indebtedness.
Section 2.15    Absence of Certain Changes and Events. Except as set forth on Schedule 2.15, during the period from and after the Balance Sheet Date and prior to the date hereof, Seller has operated its business in the Ordinary Course Of Business, and there has not been: (i) any change in the financial condition, assets, liabilities, properties or results of operations of the business of Seller which has had a Seller Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had , in the aggregate, a Seller Material Adverse Effect; (iii) any disposition by Seller of any property, rights or other assets owned by or employed in the Business except in the Ordinary Course of Business; (iv) any amendment or early termination of any Contract which has had or could have a Seller Material Adverse Effect; (v) any event or condition of any character which has had or could have a Seller Material Adverse Effect; (vi) any increase in the base compensation of, or bonuses or other compensation to (including without limitation, any severance, change in control, retention or termination pay to) any of its officers or employees outside the Ordinary Course Of Business; or (vii) any adoption of, amendment to or increase in the payments or benefits under, any Seller Benefit Plan outside of the Ordinary Course Of Business; or (viii) any agreement to do any of the foregoing.
Section 2.16    Brokers or Finders. Neither Passport or any Passport Subsidiary nor, to the Knowledge of Seller, any of their respective officers, directors, employees, agents or Affiliates has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
Section 2.17    Real Property.
(a)    Schedule 2.17(a) sets forth a (i) correct legal description, street address and tax parcel identification number of each parcel of real property owned by Seller (the “Owned Real Property”) and (ii) list of all real property leases to which Seller is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Seller Real Property Leases”), street address, approximate rentable square footage, monthly rent, expiration date and any renewal options with respect to the Seller Real Property Leases (such real property in (i) and (ii), the “Real Property”). Except for the Owned Real Property and Seller Real Property Leases identified in Schedule 2.17(a), Seller does not own any interest (fee, leasehold or otherwise) in any real property and Seller has not entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Owned Real Property. Except as set forth in Schedule 2.17(a), Seller enjoys peaceful and undisturbed possession of the Real Property.
(b)    Except as set forth in Schedule 2.17(b), Seller owns good, marketable and indefeasible title to the Owned Real Property, and a valid leasehold interest in the leased Real Property, free and clear of any Encumbrances.
(c)    To Seller’s Knowledge, the use of the Real Property by Seller for the purposes for which it is currently being used, conforms in all material respects to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements. There are no pending or, to the Knowledge of Seller, threatened, eminent domain, condemnation, zoning, or other Proceedings affecting the Real Property that would result in the taking of all or any part of such Real Property or that would prevent or hinder the continued use of such Real Property as currently used in the conduct of the Business.
(d)    Except as set forth on Schedule 2.17(d), all buildings, structures, fixtures and other improvements located thereon (including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures) (collectively, the “Improvements”) located on the Real Property are, to Seller’s Knowledge, in material compliance with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). All Improvements are adequately maintained or are in good operating condition and repair in all material respects for the requirements of the Business, ordinary wear and tear excepted.
(e)    True and complete copies of (i) all deeds or leases, as the case may be, existing title insurance policies, surveys, appraisals, specifications and plans of or pertaining to each parcel of Real Property and the Improvements thereon and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrances with respect to the Real Property, that are in Seller’s possession or control have been delivered to Buyer.
(f)    To Seller’s Knowledge, Seller is and has been in compliance respects with all Environmental Laws, and does not have any Liabilities under any Environmental Laws with respect to any properties and assets (whether real, personal, or mixed) in which Seller (or any predecessors thereof) has or had an interest (or otherwise in connection with Seller’s past or current operation of the Business). Seller has not received at any time any citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential violation by Seller of any Environmental Law, or any alleged, actual or potential obligation by Seller to undertake or bear the cost of any liabilities under any Environmental Law.
Section 2.18    Disclosure. No representation or warranty or other statement made by Seller in this Agreement or the certificate to be delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
Section 2.19    Material Vendors and Top Providers.
(a)    Schedule 2.19(a) sets forth a true and complete list of each of the top ten (10) vendors of Seller, by volume based on payments made by Seller to such vendor, for the fiscal year ended 2018 and year to date through March 31, 2019 (collectively, the “Material Vendors”), together with the amount spent by Seller with respect to each such vendor for each such period.
(b)    Schedule 2.19(b) sets forth a true and complete list of each of Provider with respect to which Seller attributed total spend in excess of ten million dollars ($10,000,000) for the fiscal year ended 2018 (collectively, the “Top Providers”), together with the amount spent by Seller with respect to each such Provider for such period.
(c)    Except as set forth in Schedule 2.19(c), during the period from January 1, 2018 to the date hereof, no Material Vendor or Top Provider (i) has provided Seller any notice or communication terminating, suspending, or reducing, or specifying an intention to terminate, suspend or reduce in the future, or otherwise reflecting a material change in, the business relationship between such Material Vendor or Top Provider, as applicable, and Seller, or (ii) has cancelled or otherwise terminated any Contract.
Section 2.20    Securities Laws Matters.
(a)    The Buyer Common Stock to be issued to Passport hereunder is being acquired for the account of Passport for the purpose of investment and not with a view to the resale or distribution thereof except as described in Section 1.7.
(b)    (i) Passport is familiar with the business to be conducted by Buyer, taking into account the consummation of the transactions contemplated hereby; (ii) Passport and its representatives have had the opportunity to ask questions and receive answers from representatives of Buyer concerning the business, financial condition and prospects of Buyer, and the Buyer Common Stock to be issued hereunder; and (iii) Passport has received any additional information concerning Buyer that Seller has requested.
(c)    Passport is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the acquisition of the Buyer Common Stock to be issued to Passport hereunder.
(d)    Passport acknowledges and agrees that any shares of Buyer Common Stock issuable to Passport hereunder are “restricted securities” as defined in Rule 144 adopted under the Securities Act and cannot be resold without registration under the Securities Act or under an exemption from registration.
Article III.
[RESERVED]
Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND EVOLENT
Except as set forth in the Buyer Disclosure Schedules, Buyer and Evolent, jointly and severally, represent and warrant to Seller as of the date hereof and, with respect to Buyer Fundamental Representations, as of the Closing as follows:
Section 4.1    Organization and Good Standing. Buyer is a Kentucky business corporation and Evolent is a Delaware corporation. Each of Buyer and Evolent is duly organized, validly existing and in good standing under the laws of its state of formation, and has the limited liability company power and authority to own, operate or hold under lease its properties and assets and to carry on its business and operations as presently conducted. Each of Buyer and Evolent has caused true, complete and correct copies of its certificate of formation and operating agreement, as in effect as of the date hereof, to be delivered to Seller. The authorized capital stock of Buyer consists of 1,000 shares of Buyer Common Stock, of which 70 shares are issued and outstanding and owned by EH Holding Company, Inc.
Section 4.2    Authority, No Conflict. Each of Buyer and Evolent has the full limited liability or corporate power and authority to enter into, and to perform its obligations under this Agreement and any other agreement to be entered into by Buyer or Evolent in connection with the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Evolent and any other agreement to be entered into by Buyer or Evolent in connection with the transactions contemplated hereby, and the issuance of Buyer Common Stock as Equity Consideration at the Closing, has been duly and properly authorized by proper corporate action in accordance with applicable Legal Requirements and its Organizational Documents, and the Equity Consideration, when issued at the Closing in accordance with this Agreement, shall constitute duly authorized and validly issued shares of Buyer Common Stock, fully paid and nonassessable, and free and clear of any preemptive rights or other Encumbrances, and represent 30% of the shares of capital stock of Buyer then outstanding. This Agreement constitutes (and any other agreement to be entered into by Buyer or Evolent in connection with the transactions contemplated hereby will constitute) the lawful, valid and legally binding obligation of Buyer or Evolent, as applicable, enforceable against Buyer or Evolent, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights and by general equitable principles. The execution, delivery and performance of this Agreement and any other agreement to be entered into by Buyer or Evolent in connection with the transactions contemplated hereby will not: (i) violate or conflict with any material provision of, constitute a default or breach of any material contract, lease, agreement, indenture, mortgage, pledge, sublease, option, assignment, permit, license, approval or other commitment to which Buyer or Evolent is a party or is subject or by which Buyer or Evolent is bound, or any Order; (ii) result in the acceleration or mandatory prepayment of any Indebtedness of Buyer or Evolent; or (iii) result in the creation of any Encumbrance of any kind or the termination or acceleration of any Indebtedness or other obligation of Buyer or Evolent. Except with respect to the Required Permits and Governmental Approvals, no approval, authorization, registration, notice, consent, order or other action of or filing with any Person, including any Governmental Authority, is required for the execution and delivery by Buyer or Evolent of this Agreement or any other agreement to be entered into by Buyer or Evolent in connection with the transactions contemplated hereby or the consummation by Buyer of the transactions contemplated or required hereby or thereby.
Section 4.3    Employee Benefit Plans.
(a)    Schedule 4.3(a) sets forth an accurate, correct and complete list of all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), “employee pension benefit plans” (as defined in Section 3(2) of ERISA), and all other employee benefit plans, programs and arrangements, whether funded or unfunded, qualified or nonqualified, that are maintained or contributed to by Buyer that are available for the benefit of the Transferred Employees (collectively, “Buyer Benefit Plans”).
(b)    Except as disclosed on Schedule 4.3(b), Buyer does not maintain, contribute to or have any liability or potential liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in Section 3(37) of ERISA). No assets of Buyer are subject to any Encumbrance under ERISA or the Code regarding, relating to or resulting from the operation of a Buyer Benefit Plan.
(c)    All contributions to, and payments from, Buyer Benefit Plans required to be made in accordance with the terms of Buyer Benefit Plans and applicable Legal Requirements have been or will be timely made. Except as disclosed on Schedule 4.3(c), no Buyer Benefit Plan is subject to the funding rules of Section 302 of ERISA or Section 412 of the Code.
(d)    Except as disclosed on Schedule 4.3(d), all Buyer Benefit Plans (and all related trust agreements or annuity contracts or any funding instruments) comply currently, and have complied in the past, both as to form and operation, and have been administered in accordance with the provisions of ERISA, where applicable, and with the Code and all other applicable Legal Requirements. Except as disclosed on Schedule 4.3(d), Buyer Benefit Plans that are pension benefit plans intended to be tax-qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Buyer Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked, nor has revocation been, to the Knowledge of Buyer, threatened or, in the case of a prototype or volume submitter plan, are relying on the opinion letter of the volume submitter or prototype plan sponsor.
(e)    All reports, returns and similar documents with respect to Buyer Benefit Plans required to be filed by Buyer with any Governmental Authority or distributed to Buyer Benefit Plan participants have been duly and timely filed or distributed. To the Knowledge of Buyer, there are no investigations by any Governmental Authority, termination Proceedings or other claims (except claims for benefits payable in the normal operation of Buyer Benefit Plans), suits or other Proceedings against or involving any Buyer Benefit Plan or asserting any rights or claims to benefits under any Buyer Benefit Plan that could give rise to any material liability of Buyer, nor is Buyer aware of any facts that could reasonably be expected to give rise to any material liability of Buyer in the event of any such investigation, claim, suit or Proceeding.
(f)    Each Buyer Benefit Plan that is subject COBRA has been administered in material compliance with such requirements. Except as disclosed on Schedule 4.3(f), no Buyer Benefit Plan provides medical benefits to any current or future retired or terminated employee (or any dependent thereof) of Buyer, other than as required pursuant to COBRA.
(g)    To the Knowledge of Buyer, no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Buyer Benefit Plan and that could subject Buyer, or any of its employees, or a trustee, administrator or other fiduciary of any trusts created under any Buyer Benefit Plan to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.
Section 4.4    Brokers or Finders. Neither Buyer nor any of its respective officers, directors, employees, agents or Affiliates has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
Section 4.5    Consummation of Transactions. Neither Evolent nor Buyer knows of any fact or circumstance involving the operation or financial condition of Evolent or any of its Affiliates that would prevent Evolent and Buyer from consummating the transactions contemplated by this Agreement or from promptly obtaining the Permits, consents or approvals necessary for the consummation of the transactions contemplated by this Agreement.
Section 4.6    No Outside Reliance. Notwithstanding anything contained in Article II or any other provision hereof, each of Evolent and Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, nor any of its or their respective directors, officers, employees, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Acquired Assets. Each of Evolent and Buyer hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding Seller or the Business (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to Evolent or Buyer and their representatives in any “data rooms,” presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
Section 4.7    Disclosure. No representation or warranty or other statement made by Buyer in this Agreement or the certificate to be delivered by Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
Article V.
CERTAIN COVENANTS
Section 5.1    Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article VI (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.
Section 5.2    Buyer’s Covenant to Qualify; Seller’s Covenant to Assist. Buyer shall take all commercially reasonable steps reasonably necessary to accept Seller’s assignment of the Medicaid Contract and the D-SNP Contract, or to enter into a new Contract with CHFS and CMS that replaces and supersedes the Medicaid Contract and the D-SNP Contract, respectively, and in either case to obtain in connection therewith an assignment and novation agreement whereby Buyer will assume the obligations of Seller as successor in interest to Seller. Without limiting the generality of the foregoing, such qualification shall include Buyer obtaining a certificate of authority from the DOI, as required by applicable Legal Requirements. Seller shall cooperate with Buyer’s efforts and provide its commercially reasonable efforts to facilitate Buyer’s efforts to obtain any such qualification.
(a)    Promptly after the date hereof, (i) each Party shall use commercially reasonable efforts to obtain the Required Permits and Governmental Approvals; and (ii) Seller shall use commercially reasonable efforts to make all notifications or filings contemplated by Section 2.2. Promptly after the date hereof, each of the Parties shall provide any required notices to, and make any other required filings with, all Governmental Authorities required to consummate the transactions contemplated hereby, including any notifications and filings required to be filed with the DOI, CHFS, the Commonwealth of Kentucky or CMS. In addition, the Parties shall cooperate and shall use reasonable best efforts to file required notification and report forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) as promptly as practicable following the date hereof (but in no event later than three (3) Business Days from and after the date hereof), shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Each Party will be responsible for its own costs and expenses (other than filing fees, which Evolent or Buyer will pay) associated with any HSR Act filing. Subject to applicable Legal Requirements, upon request of any Governmental Authority, each Party shall promptly provide such Governmental Authority with any additional information and documentary material that may reasonably be requested by such Governmental Authority in connection with the transactions contemplated hereby.
(b)    Subject to applicable Legal Requirements, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, notifications, arguments, and proposals made by or on behalf of Seller to or before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Agreement shall be disclosed to Buyer in advance of any filing, submission or attendance, it being the intent that Seller will consult and cooperate with Buyer, and consider in good faith the views of Buyer, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, notifications, arguments, and proposals. Subject to applicable Legal Requirements, Seller shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Agreement, with such notice being sufficient to provide Buyer with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c)    Nothing herein shall be construed to require Buyer or any of its Affiliates to (i) hold separate, divest, or agree to hold separate or divest, any of their businesses, services, products or assets or to take any other actions that reasonably would be expected to impair the operation of their respective businesses (including following the Closing), (ii) litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement, (iii) agree to any material modification or waiver of the terms and conditions of this Agreement, (iv) agree to any expenditure of funds by Buyer for a purpose unrelated to the operation of Buyer’s operation of the Business following Closing in accordance with applicable Legal Requirements, or (v) to agree to any burdensome condition with respect to the conduct by Buyer of the Business following Closing.
(d)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business of Seller prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of such Business consistent with Legal Requirements.
Section 5.3    Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.
Section 5.4    Post-Closing Cooperation. The Parties shall cooperate in good faith after Closing to ensure that, subject to the mutual agreement of the Parties, any assets or Contracts that should have been identified as Acquired Assets, or liabilities that should have been identified as Assumed Liabilities, shall be included as part of this Agreement, including through the amendment of the appropriate schedules and exhibits delivered as of the Closing Date.
Section 5.5    Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled. After the Closing Date, Buyer shall promptly forward to Seller any invoices, bills, notices, claims or requests for payments it receives relating to any Excluded Liabilities and Seller shall timely pay and satisfy, or contest in its discretion, such obligations.
Section 5.6    Access and Information; Confidentiality.
(a)    Subject to compliance with applicable Legal Requirements, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice from Buyer to Seller, the Seller shall provide to the Buyer and its authorized representatives reasonable access, during normal business hours, to the Real Property, premises, books, records, key personnel, properties, systems, Providers, payors, customers, suppliers, documents, data and contracts of or pertaining to Seller. Between the date hereof and the Closing Date, Seller will permit Buyer’s transition planning team both remote access and on-site access at Seller’s offices and to Seller’s personnel, data and information technology systems during normal business hours for purposes of planning the transition of the Business, and Seller will use commercially reasonable efforts to cooperate with and facilitate such transition planning and related matters as promptly as practicable and in any event in time to ensure a smooth and timely transition of the business in accordance with Buyer’s direction on the Closing Date, consistent with the terms of applicable Legal Requirements. Without limiting the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall (or shall use its commercially reasonable efforts to cause its vendors to) (i) furnish Buyer and its authorized representatives with such financial, operating and other data and information as Buyer or any of its authorized representatives may reasonably request (and in a format reasonably requested by Buyer) related to (A) the Business as operated following the date hereof and prior to the Closing or (B) the Acquired Assets; (ii) use commercially reasonable efforts to provide Buyer (X) sufficiently in advance of Closing, copies of such information (and in a format reasonably requested by Buyer) as is reasonably requested by Buyer and its authorized representatives in order for Buyer to assume operations of the Business on the Closing Date for the transition of Enrollees and continuity of care, and (Y) copies of such other information (and in a format reasonably requested by Buyer) as is necessary for the operation, ownership and management of the Acquired Assets or which is otherwise reasonably requested by Buyer, and which Seller is permitted by applicable Legal Requirements to provide or which is required or necessary to be provided to Buyer by to any Governmental Authority, including any such information as may be required to permit Buyer to satisfy its obligations to any Governmental Authority following the Closing, including the DOI, CHFS, and any third party accreditation or review organization. Without limiting the generality of the foregoing, during the period between the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall deliver to Buyer within thirty (30) days after the end of each month a copy of the unaudited balance sheet, income statement and statement of cash flows for Seller for such month prepared in a manner and containing information consistent with current practices and consistent with the representations set forth in Section 2.3.
(b)    Buyer and Evolent, on the one hand, and Seller, on the other, shall not, without the prior written consent of the other party, disclose any Confidential Information of such other party in any manner whatsoever, in whole or in part. The receiving party shall not, without the prior written consent of the disclosing party, use any Confidential Information for any purpose other than evaluating the transactions contemplated hereby or fulfilling its obligations hereunder or otherwise pursuant to any pre-existing contractual arrangement. Each receiving party agrees to transmit the Confidential Information only to its representatives, consultants, employees and professional advisors who need to know the Confidential Information in order to fulfill such party’s obligations in connection with the transactions contemplated hereby. In any event, each party will be responsible for any breach of this Section 5.6(b) by any of its representatives, consultants, employees and professional advisors.
(c)    In the event that the receiving party or its representatives are required to disclose any Confidential Information by law, regulation or the rules of any applicable securities exchange, or in a Proceeding, by an applicable securities exchange or on advice of counsel, the receiving party agrees to give the disclosing party prompt notice of such requirement and will cooperate with the disclosing party if the disclosing party desires to seek a protective order. If, absent the entry of a protective order, the receiving party or its representatives are, in the opinion of counsel to such party, legally compelled to disclose such Confidential Information, the receiving party may disclose such information to the persons and to the extent required without liability under this Agreement and such party agrees to cooperate with the disclosing party’s reasonable commercial requests, at the disclosing party’s expense, in its efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information.
(d)    Notwithstanding anything contained herein to the contrary, effective as of the Closing, all Confidential Information of Seller included in the Acquired Assets or otherwise related to the Business will be deemed to be “Confidential Information” of Buyer and will be subject to the protections set forth herein for the benefit of Buyer.
Section 5.7    Exclusivity. From the execution of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, Seller agrees that it will not, and will cause each of its Affiliates, directors, officers, managers, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving (i) the sale of any equity or any assets (other than in the Ordinary Course of Business) of Seller, (ii) any acquisition, divestiture, merger, equity exchange, consolidation, redemption, financing or similar transaction involving Seller or any or (iii) any similar sale or acquisition transaction or business combination involving Seller (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Seller shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal and provide Buyer with the details thereof (including the Person making such offer, inquiry or contact and a copy of all written communication in connection therewith) and their response thereto.
Section 5.8    Conduct of Business Prior to the Closing.
(a)    In furtherance of the transactions contemplated hereby, Evolent Health LLC and Passport are entering into the Eleventh Amendment of the Services Agreement concurrently with the Parties’ execution of this Agreement. Notwithstanding anything herein to the contrary, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as set forth in Schedule 5.8(a), (ii) as consented to in writing by Buyer, (iii) as required by applicable Legal Requirements, and (iv) with respect to matters subject to and services performed by Evolent pursuant to the Services Agreement, as amended, Seller shall use commercially reasonable efforts to: (A) preserve intact Seller’s present business organization, (B) preserve Seller’s relationships with Providers, Enrollees, payors, licensors, suppliers, developers, contractors and others to whom it has material contractual obligations or material business dealings or relations, (C) keep available the services of the employees of Seller or Persons (including independent contractors and leased employees) otherwise servicing the Business, and (D) comply in all material respects with all applicable Legal Requirements and Contracts.
(b)    Without limiting the generality of Section 5.8(a), and except (i) as otherwise expressly contemplated in this Agreement; (ii) as set forth in Schedule 5.8(b), (iii) as consented to in writing by Buyer, (iv) as required by applicable Legal Requirements or (v) with respect to matters subject to the Services Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not do any of the following:
(i)    amend or otherwise change its Organizational Documents;
(ii)    not take or initiate any action that would reasonably be expected to result in any material change in Seller’s premium or other revenues, claims or other costs, or relations with any Governmental Authority or any of its Enrollees, Providers, payors, employees, agents, underwriters or others, that would result in an adverse effect on the financial condition and results of operations of the Business;
(iii)    merge or consolidate with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof; acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets;
(iv)    sell, lease, license or otherwise transfer any material assets or properties, other than in the Ordinary Course of Business;
(v)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Seller;
(vi)    incur any Indebtedness;
(vii)    enter into, materially amend, renew, or terminate (other than upon expiration or for cause) an Assumed Contract or Material Contract or any Contract entered into after the date hereof that would have been required to be set forth in Schedule 2.12 if entered into prior to the date hereof or take or initiate any action that would reasonably be expected to result in any Person accelerating, terminating, modifying or cancelling any such Contract;
(viii)    cancel, compromise, waive or release any material rights under an Assumed Contract;
(ix)    authorize, or make any commitment with respect to, capital expenditures that are, in the aggregate, in excess of $25,000 for Seller or fail to make any capital expenditure budgeted for by Seller;
(x)    increase or agree to or announce any increase in the compensation payable or to become payable by Seller to the Seller Employees, grant any severance or termination pay to, or enter into any employment or severance agreements with any Seller Employee, enter into any collective bargaining arrangement, or establish, adopt, enter into or amend any Seller Benefit Plan, except are required by applicable Legal Requirements or by the IRS in connection with a determination on the qualified status of such Seller Benefit Plan;
(xi)    make any change in any method of accounting or accounting practice or policy, or institute any change to internal controls over financial reporting, except as required by SAP, generally accepted accounting principles or this Agreement;
(xii)    accelerate the collection of accounts receivable or delay or defer the payment of insurance claims, accrued liabilities, accounts payable, expenses or other items; or
(xiii)    enter into any Contract or understanding to do any of the foregoing.
(c)    The Parties acknowledge that the Medicaid RFP has been issued and that the deadline for submitting a proposal pursuant to the Medicaid RFP is, as of the date hereof, set at July 5, 2019. Passport and Evolent agree, and Evolent agrees to cause Evolent Health LLC to, consult and cooperate with one another in the preparation and timely submission of a response to the Medicaid RFP by Passport and in connection with the processing of Passport’s response to the Medicaid RFP by CHFS. The Parties agree that, at the Effective Time, all obligations of Passport under or in connection with its submission of a response to the Medicaid RFP and any award to Passport pursuant to the Medicaid RFP, including any 2020 Medicaid Contract arising out of any such Medicaid RFP award, shall constitute Assumed Liabilities under and for all purposes of this Agreement. In the event Passport receives the Medicaid RFP award, Passport shall consult and cooperate with Evolent, Evolent Health LLC and Buyer to obtain all consents and approvals required for Buyer to succeed to any and all rights of Passport to enter into the 2020 Medicaid Contract and with respect to its response to the Medicaid RFP and the Medicaid RFP award.
Section 5.9    Employees.
(a)    Subject to applicable Legal Requirements, Buyer shall offer employment to the Seller Employees then employed by Seller, on an at-will basis (such employees to whom Buyer elects to offer employment and whom accept such employment are referred to herein as the “Transferred Employees”). The employment by Buyer of any Transferred Employee may be made through an Affiliate of Buyer.
(b)    On the Closing Date, Seller shall terminate the employment of all Seller Employees and Buyer shall be responsible for (i) the payment of all wages and other remuneration due to Seller’s employees with respect to their services as employees of Seller through the Closing Date, including but not limited to, any and all accrued compensation and benefits arising from any salary, wage, benefits, bonus, vacation, sick leave, continuing medical education leave, paid-time off, insurance, employment tax or similar liability of Seller to any employee or other similar person or entity allocable to services performed prior to the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage (including all administrative and notice obligations) under COBRA, or any other Legal Requirement, with respect to employees of Seller whose employment with Seller is terminated on or prior to the Closing Date, including, for the avoidance of doubt, any employees who are not hired by Buyer and any of Seller’s employees who remain eligible and elect continuation coverage pursuant to COBRA under the Seller Benefit Plans; all of which shall constitute Assumed Liabilities. Upon the Closing, Buyer will provide the severance benefits to any employees of the Seller whose employment is terminated on the Closing Date as described in Schedule 5.9(b) and, following the Closing Date, in accordance with Buyer’s policies. For the avoidance of doubt, the obligation to institute and pay the severance benefits as described in Schedule 5.9(b) will become binding obligations on and enforceable against Buyer at the Effective Time. Any liability of Seller for any claims made or incurred by its employees and their beneficiaries under the Seller Benefit Plans shall constitute an Assumed Liability. Seller shall make or cause to be made on behalf of all the employees of Seller all contributions due to be made under each Seller Benefit Plan for all periods prior to the Closing Date. Additionally, Seller shall take such actions as are necessary to make, or cause each Seller Benefit Plan to make, appropriate distributions to all the employees of Seller that are required to be made prior to the Closing Date in accordance with such Seller Benefit Plan and applicable Legal Requirements. Seller shall coordinate and cooperate with Buyer in the transition of all Seller Benefit Plans to Buyer and/or establishment of reciprocal Benefit Plans by Buyer to the extent permitted by applicable Legal Requirement and the terms Seller Benefit Plans and Buyer’s benefit plans.
(c)    Buyer (or any Affiliate of Buyer) shall provide the Transferred Employees with employee benefits comparable to the employee benefits provided by Seller at the Effective Time with no lapse in coverage to the extent practicable under the arrangements Buyer or its Affiliates can reasonably establish and maintain. If the Buyer (or its Affiliate) is unable to establish and maintain such arrangements, Buyer (or its Affiliate) shall provide the Transferred Employees with such employee benefits as are consistent with the benefits generally offered to employees of Buyer and its Affiliates. Buyer (or its Affiliate) will maintain the location of the Transferred Employees in Louisville, Kentucky for the term of the Services Agreement.
(d)    Buyer and Evolent acknowledge and agree that the provisions of this Section 5.9 are designed to ensure that Seller is not required to give notice to Seller Employees under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or under any comparable state law in connection with the transactions contemplated by this Agreement. Accordingly, Buyer and Evolent each agrees to indemnify, defend and hold harmless Seller from any liability which Seller may incur under the WARN Act or under comparable state law.
Section 5.10    Public Announcements. Unless otherwise required by applicable Legal Requirements or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Promptly following the execution of this Agreement, Seller and Buyer may issue a press release, in each case, in a form mutually agreed to by Seller and Buyer announcing the execution of this Agreement. Thereafter, Seller and Buyer hereby agrees to (a) obtain prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) from the other Party prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the terms hereof and (b) provide to the other Party for review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation, review and approval by the other party, unless in any such case required by applicable Legal Requirements or securities exchange rules or regulations. Prior to Closing and subject to applicable Legal Requirements, the Parties will consult with each other concerning the means by which any employee, Provider, customer or supplier of Seller or any other Person having any business relationship with the Seller will be informed of the transactions contemplated by this Agreement.
Section 5.11    Post-Closing Access; Preservation of Records. From and after the Closing, Seller and Buyer agree that each of them shall preserve and keep, or cause to be kept, the pre-Closing Records held by them or their Affiliates relating to the Business for a period equal to the greater of (a) seven (7) years from the Closing Date or (b) such period required by applicable Legal Requirements, and shall cause such Records and, in the case of Buyer, personnel to be available during regular business hours to the other as may be reasonably required in connection with: (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding by or before any court or other Governmental Authority; (ii) preparing reports to Governmental Authorities; (iii) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise in order to enable Seller and Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; (iv) preparing Tax Returns or responding to or disputing any Tax inquiry, audit or assessment; provided; or (v) any other commercially reasonable purpose; provided, however, that such access does not unreasonably interfere with normal operations of the Person providing access to the same and shall occur during normal business hours upon reasonable notice, shall be subject to restrictions under applicable Legal Requirements and shall not require disclosure of information subject to attorney-client privilege so long as, in the case of disclosure by Seller and Buyer, such Party has taken reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise such Party’s privileges with respect thereto. In furtherance of and subject to the foregoing, Seller shall furnish, and cause its Affiliates to furnish and use commercially reasonable efforts to cause its vendors to furnish to Buyer and its representatives such financial and operating data and other information of Seller in Seller’s and its Affiliates’ possession (or otherwise reasonably attainable by Seller from its vendors) reasonably requested by Buyer relating to the Business (other than any such information included in the Acquired Assets), in each case as Buyer may reasonably request. Without limiting but subject to the foregoing, Seller shall provide Buyer with access to such information and Records of Seller (and, at Buyer’s expense, in a format reasonably requested by Buyer) as is in the possession of Seller or its Affiliates and either (A) is necessary for the operation, ownership and management of the Acquired Assets and which Seller is permitted by applicable Legal Requirements to provide and which is required to be provided to Buyer by any Governmental Authority or (B) is required to permit Buyer to satisfy its obligations to any Governmental Authority following the Closing, including any third party accreditation or review organization, which shall be provided promptly after any reasonable request therefor by Buyer.
Section 5.12    Notification and Effect of Certain Matters.
(a)    From time to time prior to Closing, Seller shall have the right to supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising or of which Seller becomes aware after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend, and constitute a part of, the Seller Disclosure Schedules as of the Closing Date; provided, however, that:
(i)    if, in Evolent’s reasonable determination the information disclosed in a Schedule Supplement, individually or in the aggregate with information disclosed in Schedule Supplements previously delivered, constitutes or relates to something that has had or will have a Seller Material Adverse Effect, or
(ii)    if the information disclosed in a Schedule Supplement should have been disclosed in the Seller Disclosure Schedules delivered at the time this Agreement was executed and the failure to do so resulted in the representations and warranties of Seller contained in Article II not being true and correct in all material respects as of the date hereof, then Evolent shall have the right to terminate this Agreement for failure to satisfy the condition set forth in Section 7.1(a) exercisable on or before the earlier of three (3) Business Days after its receipt of a Schedule Supplement or the Closing Date.
(b)    Subject to Section 5.12(a), if any Party becomes aware prior to Closing of any event, fact or condition or non-occurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of such Party set out in this Agreement, then such Party will promptly provide the other Parties with a written description of such fact or condition; provided, however, that (i) except as otherwise provided in Section 5.12(a), no information provided to a Party pursuant to this Section 5.12 shall affect right of such Party to terminate this Agreement pursuant to Article IX for failure to satisfy a condition set forth in in Article VII and (ii) any information provided to a Party pursuant to this Section 5.12 shall not be the basis for any indemnification claim pursuant to Article VIII.
(c)    Seller shall promptly deliver to Buyer, any review, audit, Proceeding or investigation report, notice or correspondence issued by any Person with respect to Seller that occurs between the date hereof and the Closing.
(d)    Notwithstanding anything in this Agreement to the contrary, the Parties agree no inaccuracy in or failure to perform and representation, warrant, covenant or agreement of Seller will constitute a breach thereof to the extent that it, directly or indirectly, arises out of or results from the failure of Evolent or any of its Affiliates to perform its obligations under any Contract with Seller, any act or omission by or at the direction of any Designated Employee, or any act or omission by Seller pursuant to any written agreement with or with the written consent of Evolent or its Affiliates..
Section 5.13    Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Evolent or its Affiliates, following the date hereof and continuing after the Closing, Seller shall (and shall cause its representatives to) provide such cooperation and information as Evolent may reasonably request in connection with such filing requirements, including, without limitation, cooperating with Evolent in its efforts to comply with Rule 3-05 of Regulation S-X.
Section 5.14    Branding. Immediately following the Closing, (A) Seller shall (i) cease doing business as “Passport Health Plan” and “Passport Advantage”, and (ii) terminate its Certificates of Assumed Name relating to the use of such names; (B) Buyer may (i) conduct business under the name of, or otherwise use, “Passport Health Plan” or “Passport Advantage”, and (ii) submit its own Certificates of Assumed Name relating to the use of such names.
Section 5.15    Capital Commitment.
(a)    Within 10 Business Days of the date hereof and upon the written request of Passport, Evolent shall cause an Affiliate of Evolent to issue a surplus note, in the form attached hereto as Exhibit 5.15, to Passport in an amount not to exceed $20,000,000 in principal.
(b)    If, following a final determination by the DOI of admitted assets included in Seller’s risk-based capital for the year ended December 31, 2018, Passport’s risk-based capital is determined by the DOI to be below the Authorized Control Level RBC, then upon written request of Seller, Evolent shall cause an Affiliate of Evolent to issue a surplus note, in the form attached hereto as Exhibit 5.15, to Passport in an amount in principal not to exceed the amount necessary for Passport to meet the Authorized Control Level RBC.
(c)    In addition to the surplus note to be provided pursuant to Section 5.15(a), if, prior to Closing, Passport submits or will submit a response to the Medicaid RFP, then, upon the written request of Passport, Evolent shall cause an Affiliate of Evolent to issue a surplus note, in the form attached hereto as Exhibit 5.15, to Passport in an amount in principal necessary for Passport to meet the Medicaid RFP requirements prior to such submission and for the performance of the 2020 Medicaid Contract if awarded to Passport pursuant the Medicaid RFP.
(d)    Upon mutual agreement by Passport and Evolent, Evolent may substitute additional forms of capital support in place of any surplus note so long as such support is included as an admitted asset for purposes of determining risk-based capital. Any such surplus notes issued pursuant to this Section 5.15 will constitute at Closing Assumed Contracts and any other type of capital support shall be deemed an Acquired Asset at Closing. Furthermore, the Parties acknowledge and agree that the form of surplus note is subject to prior approval by the DOI.  The Parties shall amend the form of surplus note attached hereto as Exhibit 5.15 as may be required by the DOI and applicable Legal Requirements.
Section 5.16    West Louisville Development. The Parties acknowledge that the Owned Real Property was acquired by Seller for the purpose of constructing and developing a headquarters building, wellness campus and supporting parking structure on several parcels of real property located on West Broadway in Louisville, Kentucky between 18th and 21st Streets, with the Business to lease approximately 140,000 square feet in a building to be constructed and located at 1800, 1824 and 1912 West Broadway, in Louisville, Kentucky. Prior to Closing, Evolent and Buyer desire to seek and secure a commitment from a third party buyer to purchase the Owned Real Property on terms and conditions pursuant to which such third party buyer would continue to pursue and to exercise commercially reasonable efforts to accomplish that development project and for Buyer to relocate the principal office of the Business being acquired pursuant to this Agreement to the headquarters building located in that development, as contemplated by that certain letter of intent, dated September 17, 2018, between Evolent Health LLC and PHS I. Seller agrees to cooperate with Evolent and Buyer in such efforts prior to Closing and, in that regard, to exercise commercially reasonable efforts to take actions reasonably requested by Evolent and Buyer and reasonably necessary to accomplish the same, it being agreed that Seller shall not be required to incur any additional liabilities in connection therewith.
Section 5.17    Tail Insurance. Prior to the Closing, Seller shall obtain “tail” insurance policies for each Seller insurance policy that is a “claims-made” policy, with respect to all matters occurring prior to Closing naming Buyer as an additional insured, which tail insurance shall be of unlimited duration and contain terms and conditions no less advantageous than are contained in such current insurance policy and shall cover each Person covered by such policy as of immediately prior to Closing. All premiums and costs incurred with respect to such tail insurance coverage shall be deemed Transaction Expenses.
Article VI.
CLOSING AND CLOSING DELIVERIES
Section 6.1    Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place by exchange of electronic signatures on (assuming the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing)) on a date that is mutually agreed upon, in writing, by Evolent and Passport but in any case, unless otherwise agreed in writing by Evolent and Passport, such date shall not be more than thirty (30) days after notification of award of contract under the Medicaid RFP to any managed care organization or the termination of the Medicaid RFP without any award (the actual date Closing occurs being the “Closing Date”). Closing will be effective as of 12:01 a.m. local time in Louisville, Kentucky on the Closing Date (the “Effective Time”). To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
Section 6.2    Closing Deliveries by Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer, the following:
(a)    a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a) dated the Closing Date (the “Bill of Sale”) and duly executed by Seller;
(b)    a certificate from Seller dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b), certifying that such Person is not a foreign person;
(c)    a certificate of the Secretary or other authorized officer of Seller, dated as of the Closing Date, certifying as to the resolutions or actions of Seller’s board of directors or other governing body approving the execution and delivery of this Agreement and each other agreement contemplated hereby to which such Person is a party and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officer of Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby and thereby;
(d)    the certificates of incorporation (or similar Organizational Documents) of Seller and (certified by the Kentucky Secretary of State) and a certificate of good standing from the Commonwealth of Kentucky and each other jurisdiction in which Seller is qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;
(e)    evidence of the release of any Encumbrances upon the Acquired Assets, in form and substance reasonably satisfactory to Buyer;
(f)    the Shareholders’ Agreement of Buyer, in the form attached hereto as Exhibit 6.2(f) (the “Shareholders Agreement”), duly executed by each Sponsor;
(g)    a trademark assignment agreement with respect to any registered Trademarks owned by Seller (the “Trademark Assignment Agreement”), duly executed by Seller and in a form and substance reasonably acceptable to Buyer;
(h)    all instruments of title and documents reasonably requested by Buyer’s title company to issue a title policy for the Owned Real Property, in each case, in a form and substance reasonably acceptable to Buyer and Seller; and
(i)    such other agreements, documents and certificates required to be delivered by Seller pursuant to this Agreement.
Section 6.3    Closing Deliveries by Buyer and Evolent. At Closing, Buyer and Evolent will deliver, or cause to be delivered, to Seller (or as Passport or this Agreement otherwise directs), the following:
(a)    the Bill of Sale and Shareholders Agreement and Trademark Assignment Agreement, duly executed by Buyer;
(b)    a certificate of the Secretary or other authorized officer of Buyer and Evolent, dated as of the Closing Date, certifying as to the resolutions or actions of Buyer’s and Evolent’s board of directors approving the execution and delivery of this Agreement and each other agreement contemplated hereby to which such Person is a party and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency of the officers of Buyer of Evolent executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(c)    stock certificates representing the Equity Consideration to be issued to each Sponsor;
(d)    an amendment to the Services Agreement, between Evolent Health LLC and Buyer (as successor in interest to Passport), in the form attached hereto as Exhibit 6.3(e);
(e)    the Shareholders Agreement, duly executed by EH Holding Company, Inc.; and
(f)    such other agreements, documents and certificates required to be delivered by the Buyer or Evolent pursuant to this Agreement.
Article VII.
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1    Conditions to Obligation of Buyer and Evolent to Close. The obligation of Buyer and Evolent to effect the closing of the transactions contemplated herein is subject to the satisfaction at Closing of all of the following conditions, any one or more of which may be waived by Evolent, in Evolent’s sole discretion:
(a)    Accuracy of Representations and Warranties. Each representation and warranty of Seller in Article II (disregarding any materiality or Seller Material Adverse Effect qualifications) shall be true and correct as of the date hereof and each of the Seller Fundamental Representations shall be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), without giving effect to any supplement to the Seller Disclosure Schedules, except for any failure of any such representation and warranty to be true and correct that does not have a Seller Material Adverse Effect.
(b)    Observance and Performance. Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Seller on or before the Closing Date.
(c)    Officer’s Certificate. Seller will have delivered to Buyer a certificate from a duly authorized officer of Seller, dated the Closing Date and executed by such officer.
(d)    Delivery of Other Items. Seller will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.2.
(e)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the acquisition of the Acquired Assets or the consummation of the other transactions contemplated herein.
(f)    Required Permits and other Governmental Approvals. Buyer and Seller, as applicable, will have obtained the Required Permits and Governmental Approvals, in each case in a form and substance reasonably satisfactory to Buyer and Seller, as applicable.
(g)    HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
(h)    Owned Real Property. Buyer shall have received a title policy, a survey and a Phase I environmental assessment with respect to the Owned Real Property, in each case, in a form and substance satisfactory to Buyer.
Section 7.2    Conditions to Obligation of Seller to Close. The obligation of Seller to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Passport, in the Passport’s sole discretion:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Evolent and Buyer in Article IV of this Agreement (disregarding any materiality qualifications) must be true and correct as of the date hereof and each of the Buyer Fundamental Representations must be true and correct as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Buyer Disclosure Schedules, except for any failure of any such representation and warranty to be true and correct as would not reasonably be expected to have a material adverse effect on Buyer’s and Evolent’s ability to consummate the transactions contemplated hereby.
(b)    Observance and Performance. Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.
(c)    Officer’s Certificate. Buyer will have delivered to Seller a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such office.
(d)    Required Permits and Governmental Approvals. Buyer and Seller, as applicable, will have obtained the Required Permits and Governmental Approvals, in each case in a form and substance reasonably satisfactory to Buyer and Seller, as applicable.
(e)    Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to Seller each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.3.
(f)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the acquisition of the Acquired Assets or the consummation of the other transactions contemplated herein.
(g)    HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
Article VIII.
INDEMNIFICATION
Section 8.1    Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Article VII, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 5.12, Section 8.5, Section 8.6, Section 8.7 and Section 8.10.
Section 8.2    Indemnification and Reimbursement By Seller. From and after the Closing, subject to Section 5.12 and the other provisions of this Article VIII, Seller shall indemnify and hold harmless the Buyer and Evolent and their respective Affiliates, officers, directors, stockholders, employees, representatives and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, Proceeding, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
(a)    any breach of any representation or warranty made by Seller in this Agreement, or any certificate delivered by Seller at Closing pursuant to this Agreement, other than a breach arising out of or resulting from (i) the failure of Evolent or any of its Affiliates to perform its obligations under any Contract with Seller or (ii) an acts or omissions of any Designated Employees;
(b)    any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Seller, other than a breach arising out of or resulting from the failure of Evolent or any of its Affiliates to perform its obligations under any Contract with Seller;
(c)    any Excluded Liabilities and any Indebtedness of Seller;
(d)    any Pre-Closing Taxes; and
(e)    any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Seller (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
Section 8.3    [Reserved]
Section 8.4    Indemnification and Reimbursement by Evolent and Buyer. From and after the Closing, subject to Section 5.12 and the other provisions of this Article VIII, Buyer and Evolent shall, jointly and severally, indemnify and hold harmless Seller and the Sponsors and their respective Affiliates, officers, directors, stockholders, employees, representatives and agents (collectively, the “Seller Indemnified Persons”), and shall reimburse the Seller Indemnified Persons for any Damages arising, directly or indirectly, from or in connection with:
(a)    any breach of any representation or warranty made by Buyer in this Agreement, or any certificate delivered by Buyer and Evolent at Closing pursuant to this Agreement;
(b)    any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Evolent or Buyer;
(c)    any Assumed Liabilities; and
(d)    any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
Section 8.5    Limitations on Indemnification by Seller. Notwithstanding anything contained herein to the contrary, the obligation of Seller to indemnify the Buyer Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
(a)    Seller will have no indemnification liability under Section 8.2(a) until the total amount of Damages incurred by the Buyer Indemnified Persons hereunder exceeds $350,000 (the “Basket”), in which case Seller will be responsible for the full amount of the Damages, including the Basket.
(b)    The maximum indemnification liability of Seller under Section 8.2 will be $3,500,000 (the “Cap”).
(c)    Any Damages payable to any Buyer Indemnified Person under Section 8.2(a) shall be paid, collected and satisfied solely by (i) set-off (pro rata) against the purchase price payable upon exercise of the Call Right or the Put Right, as defined and provided for in the Shareholders Agreement, (ii) set-off (pro rata) against the purchase price payable in connection with the mandatory repurchase provided for in Section 4(b)(i) of the Shareholders Agreement, or (iii) by the claw back (pro rata) of Buyer Common Stock from the Sponsors, which such shares of Buyer Common Stock shall be valued in accordance with the applicable valuation attributed to such shares in Section 4(b) of the Shareholders Agreement (i.e., based on a $20,000,000 or $60,000,000 valuation depending on the circumstances set forth therein). Prior to the exercise of the foregoing rights, such Damages shall be finally determined (by mutual agreement of the Parties or pursuant to a final, non-appealable court order).
(d)    The limitations set forth in clauses (a) and (b) and (c) of this Section 8.5 shall not apply to breaches of Sections 2.1, 2.2, 2.5(a), and 2.6 (the “Seller Fundamental Representations”).
(e)    Nothing contained herein (including Section 8.5(a) and 8.5(b)) shall limit or restrict any Buyer Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement, fraudulent misrepresentation or deceit.
Section 8.6    Limitations on Indemnification by the Buyer Parties. Notwithstanding anything contained herein to the contrary, the obligation of the Buyer Parties to indemnify Seller Indemnified Persons pursuant to Section 8.4 is subject to the following limitations and qualifications:
(a)    the Buyer Parties will have no indemnification liability under Section 8.4(a) until the total amount of Damages incurred by Seller Indemnified Persons hereunder exceeds the Basket, in which case Buyer will be responsible for the full amount of the Damages, including the Basket.
(b)    The maximum indemnification liability of Buyer under Section 8.4(a) will be the Cap.
(c)    The limitations set forth in clauses (a) and (b) of this Section 8.6 shall not apply to breaches of Sections 4.1, 4.2 and 4.3 (the “Buyer Fundamental Representations”).
(d)    Nothing contained herein (including Section 8.6(a) and 8.6(b)) shall limit or restrict any Seller Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon intentional misstatement, fraudulent misrepresentation or deceit.
Section 8.7    Time Limitations.
(a)    Seller will have no indemnification liability for the breach of any representation or warranty set forth in Article II, or breach of any covenant to be performed by Seller prior to the Closing, unless on or before the first anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that any claim with respect to a breach of any Seller Fundamental Representation may be made by Buyer until the expiration of the applicable statute of limitations.
(b)    Buyer will have no indemnification liability for the breach of any representation or warranty set forth in Article IV, or breach of any covenant to be performed by Buyer prior to the Closing, unless on or before the first anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; provided, however, that any claim with respect to a breach of any Buyer Fundamental Representation may be made until the expiration of the applicable statute of limitations.
(c)    All other claims for indemnification shall survive indefinitely.
Section 8.8    Third-Party Claims.
(a)    Promptly after receipt by a Person entitled to indemnity under Section 8.2 or 8.4 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give prompt notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
(b)    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).
(d)    With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third-Party Claim.
Section 8.9    Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
Section 8.10    Exclusive Remedy. Except for the remedies of specific performance or injunctive or other equitable relief, the indemnification provisions of this Article VIII will constitute the sole and exclusive post-closing remedy available to any Party (and any Seller Indemnified Person or Buyer Indemnified Person, insofar as such person has any rights hereunder) for any claim arising out of this Agreement or the transactions contemplated hereby.
Section 8.11    Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.
Section 8.12    Materiality. Solely for purposes of this Article VIII, when determining the amount of Damages of a Seller Indemnified Person or Buyer Indemnified Person arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty contained in this Agreement (but, for the avoidance of doubt, not for determining whether a breach or inaccuracy of any representation or warranty has occurred), all references to “Seller Material Adverse Effect,” “material,” “in all material respects” and other materiality qualifiers shall be disregarded.
Article IX.
TERMINATION
Section 9.1    Termination Events. By written notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a)    subject to Section 5.12, by Evolent, in the event a material breach of this Agreement has been committed by Seller and such breach has not been waived in writing by Evolent;
(b)    by Passport, in the event a material breach of this Agreement has been committed by either of Buyer or Evolent, and such breach has not been waived in writing by Passport;
(c)    by either Evolent or Passport, if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;
(d)    by mutual written consent of Evolent and Passport;
(e)    by Passport if the Closing has not occurred on or before the date that is 30 days from the date of the announcement by CHFS or the Kentucky Finance and Administration Cabinet of an award under the Medicaid RFP; or
(f)    by Evolent or Passport, if the Closing has not occurred on or before December 31, 2019 or such later date as the parties may agree upon in writing, unless the terminating party is in material breach of this Agreement.
Section 9.2    Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.6 and 5.10, this Article IX and Article X will survive; provided, however, that termination of this Agreement will not relieve any party hereto of any liability for damages resulting from any intentional breach by such party of this Agreement.
Article X.
GENERAL PROVISIONS
Section 10.1    Expenses. Except as set forth above or as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives.
Section 10.2    Assignment; No Third Party Beneficiaries. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except as provided in Section 5.9(b) (the provisions of which are intended to benefit employees and former employees of Seller), and except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2 and except with respect to any Seller Indemnified Person or Buyer Indemnified Person.
Section 10.3    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e‑mail”) transmission, so long as a receipt of such e‑mail is requested and received) and shall be given,
If to Seller:    c/o Passport Health Plan
5100 Commerce Crossings Drive
Louisville, KY 40229
Attn: Chief Executive Officer
Email: PHPCompliance@passporthealthplan.com

with a copy, which will not constitute notice to Seller, to:

Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street, Suite 2800
Louisville, Kentucky 40202
Attn: Michael N. Fine
Email: mfine@wyattfirm.com

If to Buyer or Evolent:    Evolent Health LLC
800 N. Glebe Road, Suite 500
Arlington, Virginia 22203
Attention: Jonathan Weinberg, General Counsel
E-mail: jweinberg@evolenthealth.com

with a copy, which will not constitute notice to Buyer or Evolent, to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: Angela Humphreys
E‑mail: ahumphreys@bassberry.com
or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 10.4    Waiver. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.
Section 10.5    Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the Parties.
Section 10.6    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of Buyer and Seller regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by Buyer and Seller with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
Section 10.7    Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. The statements in the Disclosure Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. All references to dollars or “$” in this Agreement will be to U.S. dollars. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.
Section 10.8    Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the transactions contemplated by this Agreement must be brought against any of the Parties in a federal or state court located in Jefferson County, Kentucky.
Section 10.9    Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
Section 10.10    Consent to Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the consent of another Person would (i) constitute a breach thereof or in any material way affect the rights of Seller thereunder; (ii) be ineffective or render the Assumed Contract void or voidable, or (iii) materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights.
Section 10.11    Enforcement of Agreement. The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, each Party agrees that, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, each Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
Section 10.12    Disclosure Schedules. The Parties agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement regardless of whether such representation, warranty or covenant specifically references such particular Section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule (as applicable).  Each of Seller and Buyer is entitled to include references in any Section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule (respectively) to any items disclosed in any other Section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule (respectively).
Section 10.13    Guarantees.
(a)    Evolent hereby unconditionally and absolutely guarantees, as a guaranty of payment, performance and observation, and not merely as a guaranty of collection, the prompt payment, performance and observation by Buyer of each and every obligation, covenant and agreement of Buyer arising out of this Agreement. The obligation of Evolent under this Section 10.13(a) is a continuing guaranty and shall remain in effect and shall survive the Closing, and the obligations of Evolent shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of Evolent: (a) the compromise, settlement, release, change, modification or amendment of any or all of the obligations, duties, covenants or agreements of any party under this Agreement; or (b) the extension of the time for performance or payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement.
[remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
Seller:
University Health Care, Inc.

By:
Name:
Its:
Passport Health Solutions, LLC

By:
Name:
Its:

Buyer:
Justify Holdings, Inc.

By:
Name:
Its:

Evolent:
Evolent Health, Inc.

By:
Name:
Its:

4Signature Page to Asset Purchase Agreement

ANNEX A

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Agreement	First Paragraph
Acquired Assets	Section 1.1
Acquisition Proposal	Section 5.7
Assumed Liabilities	Section 1.3
Assumed Contracts	Section 1.1
Balance Sheet Date	Section 2.3
Basket	Section 8.5(a)
Bill of Sale	Section 6.2(a)
Business	Recitals
Buyer	First Paragraph
Buyer Benefit Plans	Section 4.3(a)
Buyer Common Stock	Section 1.6(a)
Buyer Fundamental Representations	Section 8.6(c)
Buyer Indemnified Persons	Section 8.2
Cap	Section 8.5(b)
CHFS	Recitals
Closing	Section 6.1
Closing Date	Section 6.1
COBRA	Section 2.7(g)
Damages	Section 8.2
DOJ	Section 5.2(b)
Effective Time	Section 6.1
Equity Consideration	Section 1.6(a)
Evolent	First Paragraph
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
FTC	Section 5.2(b)
Improvements	Section 2.17(d)
Indemnified Person	Section 8.8(a)
Indemnifying Person	Section 8.8(a)
Material Contract	Section 2.12(a)
Material Vendors	Section 2.19(a)
Materiality Qualifiers	Section 8.12
Medicaid RFP	Section 5.8(c)
Owned Real Property	Section 2.17(a)
Party	First Paragraph
Passport	First Paragraph

Defined Term	Section
PHS I	First Paragraph
Provider Contract	Section 1.1
Purchase Price	Section 1.6(a)
Real Property	Section 2.17(a)
Schedule Supplement	Section 5.12(a)
Seller	First Paragraph
Seller Benefit Plans Seller Employees	Section 2.7(b) Section 2.7(a)
Seller Financial Statements	Section 2.3
Seller Fundamental Representations	Section 8.5(c)
Seller Indemnified Persons	Section 8.4
Seller Intellectual Property	Section 2.13(a)
Seller Licenses and Permits	Section 2.8
Seller Real Property Leases	Section 2.17(a)
Services Agreement	Recitals
Shareholders Agreement	Section 6.2(f)
Trademark Assignment Agreement	Section 6.2(i)
Transferred Employees	Section 5.9
Third-Party Claim	Section 8.8(a)
Top Provider	Section 2.19
WARN Act	Section 5.9(c)

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:
“2020 Medicaid Contract” means any Medicaid contract to be entered into between Passport and CHFS that is awarded to Passport pursuant to the Medicaid RFP (if any).
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
“Authorized Control Level RBC” has the meaning set forth in KRS § 304.380-070 and 806 KAR 38:100.
“Business Day” means any day other than Saturday or Sunday or any other day which banks in New York are permitted or required to be closed.
“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer that qualify the representations and warranties of Buyer in Article IV and attached to this Agreement.
“Cash Purchase Price” means $70,000,000.
“CMS” means the U.S. Department of Health and Human Services Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Action Level RBC” has the meaning set forth in KRS § 304.380-070 and 806 KAR 38:100.
“Confidential Information” means any proprietary or confidential information relating to the business or affairs of Seller, the Sponsors, Evolent or Buyer or their respective Subsidiaries, as applicable (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) the identity of, or courses of dealings or contracts with, actual or potential business relations, (v) financial statements or other financial information, (vi) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses or profit margins, and (viii) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is: (a) generally available to the public other than as a result of improper disclosure by the receiving party, (b) reasonably believed by the receiving party to have been lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the Confidential Information, (d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.
“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other any designation that permits the use of any property—real, personal, intellectual, tangible, intangible or mixed—without transferring the title to the property), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written, to which Seller is a party or by which it or its properties and assets is otherwise bound.
“Designated Employee” means any employee of Seller who has been designated by Evolent or Evolent Health LLC in accordance with the Services Agreement or otherwise in writing to Seller for hiring by Seller.
“DOI” means the Kentucky Department of Insurance.
“D-SNP Contract” means Passport’s current Dual Eligible Special Needs Plans contract with CMS , as amended, supplemented and renewed from time to time, pursuant to which Passport operates the Business of administering and delivering managed care benefits in the Commonwealth of Kentucky.
“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind other than liens for taxes not yet due and payable and inchoate liens.
“Enrollees” mean individuals who are properly enrolled in a Medicaid managed care plan or D-SNP plan offered by Passport.

“Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including, without limitation, soil, air, water and groundwater) or human health.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, including, without limitation, any insurance or healthcare regulatory authority or economic development board or authority.
“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, certificate of exemption, franchise, accreditation, registration, approval or consent.
“Health Care Laws” means all Legal Requirements relating to (a) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, and the regulation of third-party administrators, utilization review organizations, managed care, third-party payors and persons bearing financial risk for the provision or arrangement of health care items and services; (b) the Programs; (c) the solicitation or acceptance of improper incentives, inducements or remuneration, fraud and abuse, patient inducements, patient referrals or Provider incentives, including, without limitation, the following statutes and all regulations and guidance promulgated thereunder: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state Legal Requirements; (d) the administration of healthcare claims or benefits or processing or payment for health care services, treatment, devices or supplies furnished by Providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (e) coding, coverage, reimbursement, claims submission, billing and collections related to any Program or otherwise related to insurance fraud; (f) the privacy, security, integrity, accuracy, transmission, storage or other protection of information, including without limitation HIPAA; (g) state insurance, health maintenance organization or managed care (including Medicaid programs), including without limitation those Legal Requirements and regulations pursuant to which Seller is required to be licensed or authorized to transact business as a health maintenance organization in Kentucky; and (h) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and all regulations promulgated thereunder.
“HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their respective implementing regulations including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E) (“Privacy Standards”), the Transactions and Code Set Standards (45 CFR Part 162) (“TCS Standards”) and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C) (“Security Standards”), as in effect on the date hereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person for money owed evidenced by notes,

bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person; provided, however, Indebtedness shall exclude any indebtedness under any surplus note issued to or by a Party or its Affiliates pursuant to Section 5.15.
“Intellectual Property” means all domestic and foreign (1) patents and patent applications, and all patents issuing thereon, including, without limitation, utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (2) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (3) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (4) software, including, without limitation, computer programs, operating systems, applications, firmware, utilities, tools, data files, databases, graphics, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, schematics, interfaces, architecture, file formats, routines, algorithms, video players, transcoding systems, content management systems, data collection tools, any updates, enhancements, replacements, modifications thereof, and any and all specifications and documentation (including, but not limited to, developer notes, comments and annotations) related thereto and all copyrights therein but excluding retail software products (“Software”); (5) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items (“Domain Names”); (6) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints, financial data, marketing and business data, strategic business and development plans (collectively, “Trade Secrets”); and (7) all other intellectual property and proprietary rights in any form or medium known as of the Closing Date, all copies and tangible embodiments of the foregoing, and all goodwill associated with any of the foregoing.
“IP License” means (i) all Contracts pursuant to Seller has acquired rights in (including usage rights) to any Intellectual Property; or (ii) licenses or agreements pursuant to which the Seller has licensed, granted or transferred any Intellectual Property to a third party, including license agreements, settlement agreements and covenants not to sue but excluding shrink wrap licenses.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” has the following meaning: (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; and (b) a Person, other than an individual, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer (or similar executive) of such Person has Knowledge, as stated in clause (a), of such fact or other matter after due inquiry.

“Knowledge of Buyer” (and any similar expression) means Knowledge by Dave Thornton.
“Knowledge of Seller” (and any similar expression) means Knowledge by Mark B. Carter, Carl Felix. David Henley, Stephen J. Houghland, Scott Worthington and Greg Pugh.
“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order or directive.
“Liabilities” means any liabilities or obligations whatsoever, whether matured or unmatured, known or unknown, accrued or fixed, absolute or contingent or otherwise.

“Medicaid” means the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at 42 U.S.C. § 1396, et seq., as the same may be amended, and any successor law in respect thereof, and encompasses each state’s implementation of such program.
“Medicaid Contract” means that certain Medicaid contract, effective July 1, 2018, between Passport and CHFS, as amended, supplemented and renewed from time to time, pursuant to which Passport operates the Business of administering and delivering Medicaid managed care benefits in the Commonwealth of Kentucky.
“Medicaid RFP” means that certain request for proposals issued by CHFS regarding the issuance of new Medicaid contracts in the Commonwealth of Kentucky to become effective July 1, 2020.
“Medicare” means the entitlement program under Title XVIII of the Social Security Act, which provides specified medical benefits to individuals meeting eligibility criteria, as set forth at 42 U.S.C. § 1395, et seq., as the same may be amended, and any successor law in respect thereof.
“Open Source Software” means any Software that is licensed pursuant to:  (a) any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.
“Order” means any writ, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.
“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by‑laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.
“Passport Subsidiaries” means PHS I and PHS II.
“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
“PHS II” means Passport Health Solutions Two, LLC, a Kentucky nonprofit limited liability company.
“Pre-Closing Tax Period” means the taxable period ending before the Effective Time and the portion though the end of the day immediately preceding the Closing Date for any taxable period that includes (but does not begin on) the Closing Date.
“Pre-Closing Taxes” means any Taxes owed by or imposed on Seller or the Acquired Assets with respect to any Pre-Closing Tax Period, whether imposed directly, as a transferee or a successor, by contract or otherwise.
“Proceeding” means any action, arbitration, hearing, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
“Program” means Medicaid, Medicare, TRICARE, the Dual Eligible Special Needs program and any other state or federal healthcare programs.
“Provider” means any professional, practitioner, provider or supplier of healthcare services, devices, or supplies to individuals, including, but not limited to, nurses, nurse practitioners, physicians or groups of physicians, hospitals, nursing homes, clinical laboratories, imaging provider, durable medical equipment, prosthetic, orthotics and supplies suppliers, supplemental benefit providers and any other ancillary service providers.
“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).
“Required Permits and Governmental Approvals” means those permits, consents and approvals set forth on Annex B.
“SAP” means the statutory accounting principles prescribed or permitted by the DOI.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller that qualify the representations and warranties of Seller in Article II and attached to this Agreement.
“Seller Employee” means each of those employees so designated on Schedule 2.7(a).

“Seller Material Adverse Effect” means any material adverse change to the business, condition (financial or otherwise), results of operations, assets, or liabilities of Seller, or on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in determining whether a Seller Material Adverse Effect has or would occur, is reasonably likely to occur, or would reasonably be expected to occur, any change or effect on Seller primarily resulting from, or arising out of, any of the following, (either alone or in combination) shall be excluded and disregarded: (i) changes in, or conditions affecting, interest rates or general economic conditions in the United States; (ii) changes in, or conditions affecting, the industries in which Seller operates; (iii) acts of war, terrorism, hostilities or other similar events; (iv) natural disasters and other similar events beyond the reasonable control of Seller; (v) changes in Legal Requirements or SAP, or in the interpretation of the foregoing by any Person other than Seller; or (vii) any action or omission taken by Evolent, Buyer or any of their Affiliates or by any Designated Employee or any act or omission taken by Seller upon the advice of Evolent, an Affiliate of Evolent or any Designated Employee (whether under this Agreement, the Services Agreement or otherwise); or (viii) any change, effect or circumstance resulting from the announcement or performance of this Agreement, (provided that such exclusions will not apply in each of the cases specified in clauses (i) or (ii)), if such change, effect, event, fact, circumstance or occurrence has or would reasonably be expected to have a disproportionate effect on Seller relative to the other entities in the industries in which Seller operates.
“Sponsor” means each of University of Louisville Physicians, Inc. (“ULP”), Louisville/Jefferson County Primary Care Association, Inc. (“PCA”), Norton Healthcare, Inc. (“Norton”), University Medical Center, Inc. (“UMC”), and the Jewish Heritage Fund for Excellence, Inc. (“JHFE”), each of which is a Kentucky nonprofit corporation that qualifies as a tax-exempt organization under Section 501(c)(3) of the Code, and “Sponsors” means ULP, PCA, Norton, UMC and JHFE, together.
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
“Tax” or “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, gross receipts, profit, alternative minimum, add on minimum, franchise, sales, use, real property, personal property, ad valorem, excise, environmental (whether or not considered a tax under applicable law and including under Section 59A of the Code), escheatment or unclaimed property (whether or not considered a tax under applicable law), license, occupation, unemployment, disability, payroll, employment, social security, wage withholding and bed taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith, that arise from or relate to the assets, business or property of Seller with respect to any period or arising out of the transactions contemplated by this Agreement for which Seller is liable.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means the cost of insurance obtained pursuant to Section 5.17 and all fees, expenses, commissions or similar amounts payable by Seller to any of its counsel, accountants and other professional advisers (including the fees and expenses of Wyatt, Tarrant & Combs LLP) in connection with this Agreement and the transactions contemplated hereby.
“TRICARE” means the program of medical and dental care for members of the United States uniformed services and certain former members of those services, and for their dependents, as set forth at 10 U.S.C. § 1071, et seq., as the same may be amended, and any successor law in respect thereof.

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